EXHIBIT 10.2

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on the 16th day of February, 2005, by and between PIEDMONT COMMUNITY BANK, a bank organized under the laws of the State of Georgia (the “Bank”), and ROBERT D. HULSEY, JR. (hereinafter “Executive”).

W I T N E S S E T H:

WHEREAS, the Bank and Executive are parties to that certain Amended and Restated Employment Agreement dated August 12, 2003 (the “First Amended and Restated Employment Agreement”) and now desire to amend and restate the First Amended and Restated Employment Agreement by executing this Agreement to replace the First Amended and Restated Employment Agreement and all prior oral and written employment agreements between the Bank and Executive; and

WHEREAS, in addition to the amended and restated provisions contained in this Agreement, the parties desire to amend and restate Executive’s stock option grant, which was originally contained in Section 3(C) of the First Amended and Restated Employment Agreement, by removing the provisions relating to the stock option grant from this Agreement and instead executing a separate amended and restated stock option grant agreement of even date herewith (the “Stock Option Agreement”);

NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree that this Agreement and the Stock Option Agreement shall replace any existing employment agreements between the parties and agree as follows:

1. EMPLOYMENT. For the Term of Employment, as hereinafter defined, the Bank agrees to employ Executive as its Chief Executive Officer, and Executive agrees to accept such employment and to perform such duties and functions as the Board of Directors of the Bank may assign to Executive from time to time, but only administrative and managerial functions commensurate with Executive’s past experience and performance level. Executive agrees to devote his full business time, attention, skill and efforts to the business of the Bank, and shall perform his duties in a trustworthy and businesslike manner, all for the purpose of advancing the interests of the Bank.

2. TERM OF EMPLOYMENT. The “Term of Employment” referred to in Section 1 hereof and hereinafter shall be deemed to have commenced as of the date first above mentioned and shall continue for a period of two (2) years, unless sooner terminated pursuant to this Agreement, and shall include any extension of the period of employment in accordance with this paragraph. The period of employment shall automatically be extended without further action by the parties for an additional one (1) day for each day that passes during the Term of Employment, unless (i) either party shall have served written notice upon the other of its intention that this Agreement shall not be extended (in which case no further extensions shall apply from the date of such written notice forward), or (ii) the Executive’s employment hereunder shall have been terminated pursuant to Section 4 hereof.

3. COMPENSATION.

3.1 Base Salary. During the Term of Employment, Executive shall be paid an annual base salary (hereinafter “Base Salary”) of $130,000, which shall be paid in equal installments in accordance with the Bank’s normal pay practices, but not less frequently than monthly. Executive’s salary shall be reviewed by the Board of Directors of the Bank annually and Executive shall be entitled to receive annually an increase (but in no event a decrease) in such amount, if any, as may be determined by the Board of Directors of the Bank.

3.2 Management Incentives and Discretionary Bonuses. During the Term of Employment, the Executive shall be entitled, in an equitable manner based on the terms of any bonus and incentive plans that have been approved or may, from time to time, be approved by the Board of Directors, with all other key management personnel of the Bank, to such incentives and discretionary bonuses as may be authorized, declared and paid by the Board of Directors to the Bank’s key management employees. The incentive compensation shall be based on meeting or exceeding the attainment of certain criteria to be established by the Board of Directors. In determining whether to grant incentive compensation, the Board of Directors shall consider factors such as the Bank’s profitability, its asset quality, its compliance with laws and regulations, and its loan quality.

No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to such incentives and discretionary bonuses when and as declared by the Board.

3.3 Additional Benefits. During the Term of Employment, Executive shall be provided with such employee benefits and benefit levels, including term life insurance in an amount at least equal to three times Executive’s Base Salary, disability insurance and membership in social, professional and civic clubs which the Board of Directors in its discretion determines to be in keeping with a level commensurate with a bank in a similar environment. Executive shall also be entitled to group health and dental insurance that covers Executive and Executive’s spouse and minor children. These benefits shall be provided and maintained at a level of not less than what is in effect at the time this Agreement is executed.

Throughout the Term of Employment, Executive shall also be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties hereunder, including reasonable expenses for attending periodic meetings of trade associations for Executive and his spouse.

During the Executive’s Term of Employment hereunder, Executive shall receive four (4) weeks paid vacation during each year of employment.

4. TERMINATION.

4.1 Death or Disability. This Agreement may be terminated before the expiration of the Term of Employment upon the occurrence of any one of the following events:

(a) Upon Executive’s death, this Agreement shall terminate immediately. Any salary and any other amounts that may be due Executive from Bank at the time of his death (whether pursuant to benefits plans or otherwise) shall be paid to the executor or administrator of his estate.

(b) The Bank may terminate this Agreement upon Executive’s “Total Disability.” As used in this Agreement, “Total Disability” means any physical or mental disorder that renders Executive incapable of performing his normal duties and services under this Agreement for a period of one hundred twenty (120) days in any consecutive twelve (12) month period, as determined by a licensed physician selected by mutual agreement of the Bank and the Executive or the Executive’s legal representative. If this Agreement is terminated as a result of the Executive’s “Total Disability,” the Executive’s compensation hereunder shall terminate and the Executive shall be paid an amount equal to one month’s pay for each year employed by the Bank, provided, however, that the maximum payment shall be Executive’s then current Base Salary. The Executive’s compensation, title and status shall continue during any such period of disability until the date of termination except that the Bank may provide disability insurance to cover the Executive during any part of such disability period and the Bank’s obligation for the Executive’s compensation for any such period shall be reduced by the amount of any such insurance proceeds which the Executive receives.

4.2 For Cause. This Agreement may be terminated by the Board of Directors of the Bank for “Cause” for any of the following reasons:

(a) willful and material failure of Executive to follow reasonable written instructions or policies of the Board of Directors of the Bank;

(b) gross negligence or willful misconduct of Executive materially damaging to the business of the Bank;

(c) conviction of Executive of a crime involving breach of trust, moral turpitude, theft or fraud;

(d) the continued and material failure by the Executive to perform substantially his duties other than any failure resulting from incapacity due to physical or mental illness;

(e) willful commission of (i) acts involving dishonesty or fraud or (ii) acts causing harm to the Bank;

(f) a willful misrepresentation by the Executive to the stockholders or the Board of Directors of the Bank which causes substantial injury to the Bank; or

(g) a request by any state or federal authority regulating the Bank that the Executive be removed from his office as Chief Executive Officer of the Bank.

For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Bank and the stockholders of the Bank. The Bank shall notify the Executive in writing of the specific reasons for the termination for “Cause” and the Executive will be allowed thirty (30) days to reply in writing to the accusation before any termination for “Cause”. If the Employee is terminated for “Cause,” he shall receive only his salary and any other amounts due to him from the Bank (whether pursuant to benefit plans or otherwise) through the date of termination.

4.3 Without Cause or for Good Reason. The Bank may immediately terminate this Agreement at any time “without Cause” by giving the Executive written notice of the termination date. Executive may immediately terminate this Agreement at any time upon the occurrence of Good Reason (as defined below) by giving the Bank written notice of the termination date. If this Agreement is terminated pursuant to this Section 4.3 (i) the Executive shall be paid severance compensation in an amount equal to two (2) times his annual “Base Salary” (as defined in Section 3.1) then in effect which shall be paid over a twenty-four (24)-month period commencing from the termination date in such installments and intervals as if the Executive had remained employed, and (ii) any other amounts owing to the Executive by the Bank under this Agreement at such termination date, which amounts shall be paid within a reasonable time after such termination date. If this Agreement is terminated by the Bank without Cause or by Executive for Good Reason, the Bank will continue all insurance benefits in effect at such termination for the Executive and his dependents with the Bank paying the same amount of premiums on behalf of the Executive and his dependents as when the Executive was employed for a period of twenty-four (24) months from the termination date or until such time as the Executive is employed by another employer (which shall exclude self-employment), whichever period of time is shorter. Anything in this Agreement to the contrary notwithstanding, upon a termination pursuant to this Section 4.3, Executive’s sole rights and remedies against the Bank arising out of any such termination of his employment hereunder are to receive the severance compensation and the other amounts and benefits as are explicitly set forth in this Section 4.3. All of the provisions of this Section 4.3 shall be subject to the provisions of Section 5 below.

For purposes of this Section 4.3, “Good Reason” shall mean:

(i) without the written consent of Executive, a change in Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as described in Section 1 of this Agreement; the assignment to Executive of any office or duties which, in Executive’s reasonable judgment, are inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as described in Section 1 of this Agreement; or any other action by the Bank which, in Executive’s reasonable judgment, results in a diminution in such position or authority;

(ii) a reduction by the Bank in Executive’s Base Salary and benefits as in effect on the Effective Date or as the same may be increased from time to time;

(iii) the Bank’s requiring Executive, without his consent, to be based at any office or location other than in Gray, Georgia; or

(iv) the material breach of this Agreement by the Bank.

5. CHANGE IN CONTROL OF THE BANK. In the event of a “Change in Control” of the Bank during the Term of Employment, as defined herein, Executive shall be entitled to receive incentive compensation in an amount equal to one hundred fifty percent (150%) of his Base Salary then in effect, which shall be paid in a lump sum at the closing of a transaction resulting in a Change in Control. In addition, all incentives contemplated by Section 3.2 shall be immediately due and payable upon the occurrence of a Change in Control.

For purposes of this Section 5, “Change in Control” of the Bank shall mean:

(i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition of beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, with the exception of the Bank’s Board of Directors or the Bank’s shareholders, of 50% or more of the outstanding shares of common stock of the Bank;

(ii) the sale of all or substantially all of the assets of the Bank; or

(iii) the liquidation of the Bank.

6. NONCOMPETE AND NON-SOLICITATION COVENANTS.

6.1 Definitions. In this Agreement the following terms shall have the meanings set forth below:

(a) “Affiliate” shall be used to indicate a relationship to a specified person, firm, corporation, partnership, association or entity, and shall mean any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, association or entity.

(b) “Applicable Period” shall mean twelve (12) months following the effective date of the termination of this Agreement.

(c) “Area” shall mean the geographic area within twenty-five (25) miles of the Bank’s location in Gray, Georgia.

(d) “Competing Business” shall mean a federally insured financial institution.

6.2 Agreement Not to Compete. The Executive hereby agrees that during his employment by the Bank, and for the Applicable Period thereafter, he will not (except on behalf of, or with the prior written consent of, the Bank) for a Competing Business located within the Area, either directly or indirectly, on his own behalf, or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves the duties and responsibilities similar to those undertaken for the Bank as described in Section 1, work for, engage or participate in any such Competing Business, or control or own (other than ownership of less than five percent (5%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System), a beneficial interest in, any Competing Business.

6.3 Agreement Not to Solicit Customers. The Executive agrees that during his employment by the Bank and for the Applicable Period thereafter, he will not, without the prior written consent of the Bank, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any customer or client or actively sought prospective customer or client of the Bank or any Affiliate located in the Area who was serviced by or under the supervision of the Executive in the course of his employment within the one (1) year period immediately prior to the termination of the Executive’s employment with the Bank.

6.4 Agreement Not to Solicit Employees. The Executive agrees that during his employment by the Bank and for the Applicable Period thereafter, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by the Bank or any of its Affiliates, whether or not such employee is a full-time, a part-time or a temporary employee and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.

7. OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION.

7.1 Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Confidential Information” means all information regarding the Bank, its activities, business or clients that is the subject of reasonable efforts by the Bank to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Bank, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Bank; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Bank. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Georgia.

7.2 Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Bank and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Term of Employment and a period extending one year thereafter (the “Restricted Period”) reveal, divulge, or disclose to any person not expressly authorized by the Bank any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Bank. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Bank to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Bank. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Executive.

7.3 Return of Property. Upon request by the Bank, and in any event upon termination of the employment of the Executive with the Bank for any reason, the Executive will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Confidential Information and all Trade Secrets (and all physical embodiments thereof) then in his custody, control or possession.

7.4 Termination. The Executive shall maintain and observe the obligations of confidentiality contained in this Agreement with respect to Confidential Information during the term of his employment with the Bank and at all times following the termination of such employment for any reason whatsoever.

8. INJUNCTIVE RELIEF. The Executive agrees that the covenants and agreements contained in Sections 6 and 7 of this Agreement, and the subsections of these Sections, are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Bank and the business of the Bank; that the Bank is engaged in the business of the Bank throughout the Area; that irreparable loss and damage will be suffered by the Bank should the Executive breach any of such covenants and agreements; and that, in addition to other remedies available to it, the Bank shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement between the parties.

10. ASSIGNMENT. Neither of the parties hereto may assign this Agreement without the prior written consent of the other party hereto.

11. SEVERABILITY. Each section and subsection of this Agreement constitutes a separate and distinct understanding, covenant and provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

12. GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.

13. RIGHTS OF THIRD PARTIES. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

14. AMENDMENT. This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

15. NOTICES. Any notice or other document or communication permitted or required to be given to Executive pursuant to the terms hereof shall be deemed given if personally delivered to Executive or sent to him postage prepaid, by registered or certified mail, at ___________________________________________, or at any such other address as

Executive shall have notified the Bank in writing. Any notice or other document or other communication permitted or required to be given to the Bank pursuant to the terms hereof shall be deemed given if personally delivered or sent to the Bank, postage prepaid, by registered or certified mail, at 110 Highway 18 Connector, P.O. Box 1669, Gray, Georgia 31032, or at such other address as the Bank shall have notified Executive in writing.

16. WAIVER. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement by the breaching party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PIEDMONT COMMUNITY BANK

[BANK SEAL]

	By:	/s/
Name:
Title:

Attest:

/s/
Secretary

EXECUTIVE

	By:	/s/ R. Drew Hulsey	(SEAL)
Robert D. Hulsey, Jr.